Exhibit 99.2

SELECTED CONSOLIDATED FINANCIAL DATA

The following table presents our selected historical consolidated financial information. The financial information set forth below should be read in conjunction with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” filed as Exhibits 99.1 and 99.3, respectively, to this Form 8-K.

	Year Ended September 30,
	2002	2001	2000	1999(1)	1998(1)
	(dollar amounts in thousands)			(unaudited)
Consolidated Statement of Income Data:
Net sales	$1,027,913	$938,819	$843,567	$696,621	$562,499
Total cost of sales	(522,019)	(471,318)	(426,004)	(357,840)	(288,186)

Gross profit	505,894	467,501	417,563	338,781	274,313
Total selling, general and administrative expenses	257,954	256,485	234,018	177,710	152,918

Operating income	247,940	211,016	183,545	161,071	121,395
Other income (expense):
Interest expense	(40,737)	(48,820)	(49,584)	(41,228)	(35,270)
Amortization of deferred financing fees	(3,461)	(472)	(521)	(224)	(151)
Other, net	1,569	5,152	1,319	(286)	(185)

Income before income taxes and extraordinary item	205,311	166,876	134,759	119,333	85,789
Income taxes	75,144	65,472	53,775	46,757	34,714

Income from continuing operations before extraordinary item	130,167	101,404	80,984	72,576	51,075
Discontinued operations (net of income tax expense (benefit))	(9,018)	(3,357)	47,337	52,800	24,968
Extraordinary item (net of tax benefit)	—	(2,106)	—	17,171	—

Net income	$121,149	$95,941	$128,321	$142,547	$76,043

Other Data:
Gross margin	49.2%	49.8%	49.5%	48.6%	48.8%
Depreciation and amortization	$55,414	$73,348	$62,901	$47,054	$38,830
Expenditures for property, plant and equipment	63,630	50,120	41,324	29,566	32,797
Net cash provided by operating activities	192,150	179,393	115,375	114,498	104,655
EBITDA(2)	$301,462	$289,062	$247,244	$209,556	$159,889
EBITDA Margin(3)	29.3%	30.8%	29.3%	30.1%	28.4%
Ratio of earnings to fixed charges(4)	5.2x	4.2x	3.5x	3.7x	3.3x

Consolidated Balance Sheet Data (at period end):
Cash and cash equivalents	$16,327	$9,192	$12,411	$12,401
Working capital	230,125	150,371	269,396	268,149
Total assets	2,036,085	1,828,080	1,792,364	1,539,975
Total liabilities	1,060,947	989,590	1,042,848	914,631
Shareholders’ equity	$975,138	$838,490	$749,516	$625,344

(1)	The financial information for fiscal years 1998 and 1999 have been restated, on an unaudited basis, to reflect the reclassification of Applied Biotech, Inc. and BioRobotics Group Ltd. as discontinued operations.

(2)	EBITDA is calculated as income from operations before income taxes and extraordinary item before depreciation and amortization. We have included information concerning EBITDA because we believe that EBITDA is used by certain investors as one measure of a company’s historical ability to service its debt. EBITDA should not be considered as an alternative to, or more meaningful than, net income as an indicator of our operating performance or cash flows as a measure of liquidity. EBITDA has not been prepared in accordance with generally accepted accounting principles. EBITDA, as presented by us, may not be comparable to similarly titled measures reported by other companies. EBITDA is calculated as follows:

	Year Ended September 30,
	2002	2001	2000	1999	1998
				(Unaudited)
Income from continuing operations before income taxes and extraordinary item	205,311	166,876	134,759	119,333	85,789
Interest expense	40,737	48,820	49,584	41,228	35,270
Depreciation	38,354	32,809	29,009	23,893	18,970
Amortization	17,060	40,539	33,892	23,161	19,860
EBITDA	301,462	289,044	247,244	209,556	159,889

(3)	EBITDA margin is calculated as the ratio of EBITDA to net sales.

(4)	The ratio of earnings to fixed charges is computed by dividing:

•	income from continuing operations before income taxes and extraordinary item plus fixed charges, by
•	fixed charges.

Fixed charges consist of interest expense, amortization of deferred financing fees and an estimate of interest within rental expense.

2